UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES

EXCHANGE ACT OF 1934

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GRAYBAR ELECTRIC COMPANY, INC.

(Name of Registrant As Specified In Its Charter)

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INFORMATION STATEMENT

April 30, 2010

GRAYBAR ELECTRIC COMPANY, INC.

34 North Meramec Avenue

Clayton, Missouri 63105

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INFORMATION STATEMENT

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            This Information Statement is furnished to each holder of record of Common Stock of Graybar Electric Company, Inc. (the “Company”) and each owner of Voting Trust Interests issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company.  That meeting is to be held at 9:30 A.M. on June 10, 2010 at the Commerce Bank Building, 8000 Forsyth Boulevard, Clayton, Missouri 63105.

            The record holders of Common Stock outstanding at the close of business on April 12, 2010 will be entitled to attend and to vote at the meeting.  On April 12, 2010, there were 10,596,857 outstanding shares of Common Stock.  Each share is entitled to one vote.

On April 12, 2010, 8,631,604 of the issued and outstanding shares of Common Stock of the Company, constituting approximately 81% of the total outstanding, were held of record in the names of the Voting Trustees under the Voting Trust Agreement referred to below under “Beneficial Ownership of More Than 5% of the Outstanding Common Stock.”  The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement, and such voting power is sufficient to assure the taking of the following actions, all as more fully described herein:

(1)       Election of the persons nominated by the Board of Directors for election as directors;

(2)       Approval of Amendment of the Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 15,000,000 to 20,000,000; and

(3)       Approval of the Three-Year Common Stock Purchase Plan.

The Voting Trustees have indicated as a group that they presently intend to vote the shares of Common Stock held by them FOR the persons nominated by the Board of Directors for election as directors, FOR the amendment of the Restated Certificate of Incorporation, and FOR approval of the Three-Year Common Stock Purchase Plan.  In addition, the Voting Trustees are authorized to vote in their discretion with respect to such other matters as may properly come before the meeting.  The Voting Trust Agreement terminates on March 15, 2017, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the holders of Voting Trust Certificates representing at least seventy-five percent (75%) of the number of shares of Common Stock deposited thereunder.

            This Information Statement will be sent or made available to holders of Common Stock and owners of Voting Trust Interests on or about April 30, 2010.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BENEFICIAL OWNERSHIP OF MORE THAN 5%

OF THE OUTSTANDING COMMON STOCK

            The following table sets forth certain information as of April 12, 2010 with respect to the beneficial ownership of the only person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.  Such beneficial ownership relates solely to shared voting power because the Voting Trustees do not have any power to dispose of or direct the disposition of the shares of Company Common Stock held under the Voting Trust Agreement.  As a general matter, the Voting Trustees may vote shares or otherwise exercise their powers under the Voting Trust Agreement only with the approval or consent of a majority of the Voting Trustees.  The Voting Trust Agreement terminates on March 15, 2017, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the owners of Voting Trust Interests representing at least seventy-five percent (75%) of the number of shares of Common Stock deposited thereunder.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
L. R. Giglio, T. S. Gurganous, R. D. Offenbacher and R. A. Reynolds, Jr. as Voting Trustees under a Voting Trust Agreement dated as of March 16, 2007 34 North Meramec Avenue Clayton, Missouri 63105	8,631,604	81%

BENEFICIAL OWNERSHIP OF MANAGEMENT

            The following table sets forth information with respect to the ownership of Voting Trust Interests representing shares of Common Stock held in the Voting Trust as of April 12, 2010 by the persons nominated by the Board of Directors for election as directors, all of whom are presently directors of the Company, and by all executive officers and directors of the Company as a group.  On April 12, 2010, no single director or executive officer owned beneficially more than 1% of the Voting Trust Interests.  No director or executive officer owns shares of Common Stock of record.  The Voting Trustees, when acting in that capacity, as a group possess the shared voting power associated with approximately 81% of the outstanding shares of Common Stock but possess no power of disposition with respect to such shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership
R. A. Cole	12,924	R. D. Offenbacher	20,673
D. B. D’Alessandro	11,566	B. L. Propst	2,828
M. W. Geekie	1,423	R. A. Reynolds, Jr	35,886
L. R. Giglio	15,997	K. B. Sparks	18,673
T. S. Gurganous	16,797
R. R. Harwood	9,382
F. H. Hughes	0	Executive officers and directors
R. C. Lyons	5,051	as a group (15 persons)	182,240
K. M. Mazzarella	11,185	(1.7%)

None of the shares of Common Stock or Voting Trust Interests that are beneficially owned by directors or executive officers of the Company have been pledged as security.

Proposal 1:  Nominees for Election as Directors

            Thirteen directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified.  The persons nominated by the Board of Directors for election as directors, each of whom is currently a director, are listed below.  All of the nominees have consented to being named in this Information Statement and to serve following their election.  All of the nominees are presently employees of the Company or one of its subsidiaries.  Accordingly, for purposes of serving on the Board or any committee, none of the directors who served during 2009 is deemed to be independent within the meaning of the listing standards of the New York Stock Exchange, which the Board has elected to use for purposes of determining independence.  Certain additional information concerning the nominees is set forth below.

DIRECTORS

R. A. Cole, 60, joined the Company’s Board of Directors in 1998.  Mr. Cole is currently employed by the Company as a District Vice President and has held that position since July of 2003.  He is responsible for the operation and profitability of the Chicago District.  He was employed by the Company in 1972 and has worked for the Company in various capacities, including Warehouseman, Customer Service Representative, Sales Representative and Branch Manager.  Mr. Cole received his Bachelor of Science in Business Administration from Ferris State University.  He also attended the Directors Consortium offered by the University of Chicago.  He presently serves on the Board of the Chicago Electrical Association.  Mr. Cole’s broad-based experience in the sales arena working with customers and suppliers, coupled with his extensive industry knowledge and proven leadership skills, make him a valuable addition to the Board.

D. B. D’Alessandro, 49, joined the Company’s Board of Directors in 2004 and also serves on the Executive, Compensation, Finance, and Employees’ Benefit Committees of the Board as well as on the IT and Contributions Committees of the Company.  Mr. D’Alessandro is currently employed by the Company as its Senior Vice President and Chief Financial Officer and has served in this capacity since May of 2005.  In that role, he is responsible for the operation of the Treasury, Accounting, Auditing, Information Technology, Tax and Internal Audit functions.  Prior to assuming his current role, he served as the Company’s Vice President and Chief Information Officer during the period from February of 2003 through May of 2005.  Mr. D’Alessandro was employed by the Company in 1983 and has worked for the Company in various financial assignments including Branch Financial Manager and District Financial Manager.  Mr. D’Alessandro received his Bachelor’s degree and Masters of Business Administration from the University of South Florida.  He has also attended executive education programs at Harvard University, Northwestern University and the University of Chicago, as well as leadership programs sponsored by General Electric and International Business Machines.  He also serves on the Advisory Board of United Missouri Bank, and the Boards of the St. Louis chapter of Junior Achievement and the Make-a-Wish Foundation of Missouri.  Mr. D’Alessandro’s broad financial experience with the Company and his educational background position him to provide the Board with a well-educated and informed view of the Company’s information technology strengths and the Company’s financial credit policies, liquidity, cash position and profitability.

M. W. Geekie, 48, joined the Company’s Board of Directors in 2008 and also serves on the Executive, Finance, and Employees’ Benefit Committees of the Board as well as on the Branch House, IT and Contributions Committees of the Company.  Mr. Geekie is currently employed by the Company as Senior Vice President, Secretary and General Counsel and has served in that role since August of 2008.  In that capacity, he is responsible for corporate governance and the legal and risk management functions of the Company.  Prior to assuming his current role, he served as Deputy General Counsel from February of 2008 until August of 2008.  Before his employment by the Company in February of 2008, Mr. Geekie served as General Counsel and Secretary at XTRA Corporation from August 2005 until February of 2008.  He also served as Assistant General Counsel for Emerson Electric Company Process Management Group from May of 2000 until August of 2005.  Mr. Geekie also has experience as a trial lawyer having worked in private practice for Moser & Marsalek PC and Blackwell Sanders Peper Martin LLP and worked as in-house counsel at Siegel-Robert, Inc.  Mr. Geekie received his undergraduate and law degrees from St. Louis University.  Mr. Geekie has participated in various board member symposiums.  Mr. Geekie serves as a member on the St. Louis/Chicago Regional FM Global Advisory Board, the St. Louis Zoo Association Board and the St. Louis OASIS Advisory Board.  His broad based legal experience dealing in corporate, commercial, securities, ethics, product liability, and import/export matters, coupled with his leadership and management experience, enable him to provide a unique perspective regarding the Company’s operations.

L. R. Giglio, 55, joined the Company’s Board of Directors in 2002 and also serves on the Executive, Finance, Compensation, and Employees’ Benefit Committees of the Board and on the IT and Branch House Committees of the Company.  He is a Voting Trustee under the Voting Trust.  Mr. Giglio is currently employed by the Company as Senior Vice President-Operations and has served in that role since April of 2002.  He is currently responsible for the operation of the Company’s logistics network and service platform, which includes responsibility for all facilities operated by the Company as well as the inventory carried and the level of customer service provided by all locations.  Mr. Giglio was employed by the Company in 1978 as a Management Student.  He progressed through various warehouse, counter and sales positions before being promoted to Branch Manager.  Mr. Giglio then acted as a National Market Manager before becoming a National Product Manager at the Company’s headquarters.  He then returned to work at a field location as District Manager and eventually became a District Vice President before returning to the Company’s headquarters as Vice President-Investment and Inventory Management.  Mr. Giglio earned a Bachelor of Arts degree from the State University of New York College at Oswego.  He has also attended the Directors Consortium at the University of Chicago and executive education programs at Ohio State University and General Electric Company’s Crotonville Executive Education Training Center.  He is on the Board of Directors of the Better Business Bureau of Eastern Missouri and Southern Illinois and serves on the Better Business Bureau Public Information/Dispute Resolution and Customer Connection committees.  Mr. Giglio’s wide spectrum of experience in sales, operations and profit center management enable him to provide valuable insights when dealing with customer-facing and operational initiatives, and inventory and service issues.

T. S. Gurganous, 60, joined the Company’s Board of Directors in 1995 and also serves as Chair of the Audit Committee of the Board and as a Voting Trustee under the Voting Trust.  Mr. Gurganous is currently employed by the Company as District Vice President and has served in that role since July of 2003.  He is responsible for the operation and profitability of the Richmond District, as well as the Company’s subsidiary, Commonwealth Controls.  Mr. Gurganous was employed by the Company in 1973 as a student.  He progressed through various quotations and sales positions before being promoted to Branch Manager.  He also served as District Sales Manager and District Manager before assuming his current position.  Mr. Gurganous obtained a Bachelor of Science degree from Old Dominion University.  He also attended an executive class for Audit Committee and Board members at the Harvard School of Business.  He is a member of the Richmond Electrical League, the Richmond Chapter of Associated Builders and Contractors, the Carolina Electrical Contractors Association and the Richmond Chamber of Commerce.  Mr. Gurganous’s experience in the sales side of the Company’s business working with customers and suppliers, coupled with his extensive industry knowledge, enable him to make positive contributions to the strategic planning initiatives of the Board.

R. R. Harwood, 53, joined the Company’s Board of Directors in 2009 and also serves on the Audit Committee of the Board as Secretary.  Mr. Harwood is currently employed by the Company as District Vice President and has served in that capacity since October of 2004.  In his present position, he is responsible for the operation and profitability of the Dallas District.  Mr. Harwood was employed by the Company in 1978 as a financial student.  He progressed through various financial positions, including Financial Assistant, Financial Manager, District Financial Manager, Director of Accounting and Finance and ultimately Director Finance.  Mr. Harwood received his Bachelor’s in Business Administration from the University of Washington.  Mr. Harwood’s extensive financial experience with the Company, coupled with his current sales responsibilities, give him a unique perspective to understand how the Company’s growth initiatives impact the Company’s financial results.

F. H. Hughes, 63, joined the Company’s Board of Directors in 2004 and also serves on the Audit Committee of the Board.  Mr. Hughes is currently employed as President and Chief Executive Officer of the Company’s majority-owned subsidiary, Graybar Electric Canada Limited, and its wholly owned subsidiary, Graybar Canada Limited, and has served in that capacity since January of 2001.  Mr. Hughes is responsible for the operation and profitability of the Company’s majority-owned subsidiary, Graybar Electric Canada Limited, that operates in several Canadian provinces.  Mr. Hughes began his career in the electrical distribution business in 1972 when he joined Harris & Roome Supply in a sales position.  He also served as Branch Manager and Electronics and Operations Manager before being named Vice President.  Eventually, he was promoted to Executive Vice President and General Manager of Harris & Roome Supply and was holding that position when Harris & Roome Supply was acquired by the Company in 1991.  Mr. Hughes is also a director of the Electro-Federation Canada, past president of the Design and Construction Institute of Nova Scotia and director of several local charities.  He attended the Making Corporate Boards More Effective program offered by the Harvard Business School.  Mr. Hughes’ extensive industry knowledge and experience, especially of the Company’s Canadian operations, allow him to provide valuable insights to the Board when planning sales strategy.

R. C. Lyons, 53, joined the Company’s Board of Directors in 2006 and also serves on the Audit Committee of the Board.  Mr. Lyons is currently employed by the Company as a District Vice President and has served in that capacity since July of 2003.  In his present position, he is responsible for the operation and profitability of the Tampa District and the company’s subsidiary operations in Puerto Rico.  Mr. Lyons was employed by the Company in 1979 as a student.  He progressed through various field positions, including Customer Service Representative, Sales Representative, Branch Manager, District Marketing Manager and District Sales Manager, before being appointed as Director, Construction Market, at the Company’s headquarters.  Mr. Lyons returned to the field as the Vice President-Electric Sales before being promoted to his current position.  Mr. Lyons received his Bachelor’s Degree in marketing from Florida State University.  He also attended the New Directors seminar offered by the Wharton Business School.  He also serves on the Florida State University Business Alumni Board and is active in the New Tampa Chamber of Commerce.  Mr. Lyons’ broad marketing and sales experience give him the ability to participate meaningfully in discussion by the Board of proposed marketing and sales initiatives throughout the Company.

K. M. Mazzarella, 50, joined the Company’s Board of Directors in 2004 and also serves on the Executive, Compensation, Finance, Audit and Employees’ Benefit Committees of the Board and on the IT, Branch House and Contributions Committees of the Company.  Ms. Mazzarella is currently employed by the Company as its Senior Vice President-Sales and Marketing and has served in that capacity since March of 2010.  In her current role, she is responsible for planning, coordinating and directing the efforts of marketing and sales personnel.  Prior to assuming her current role, Ms. Mazzarella served as Senior Vice President-Sales and Marketing, Comm/Data from April of 2008 until March of 2010, Senior Vice President, Human Resources and Strategic Planning from December 2005 to April of 2008 and Vice President, Human Resources and Strategic Planning from January of 2004 until December 2005.  Ms. Mazzarella was initially employed by the Company in 1980 as a Customer Service Representative.  She progressed through various quotations and sales positions, including Senior Sales Representative, Field Sales Manager and District Marketing Manager, Commercial and Communications Markets, before joining the corporate staff as a National Product Manager.  She then became Director of Sales before being named Vice President-Corporate Accounts and International.  Ms. Mazzarella earned an associate degree in telecommunications engineering and a bachelor’s degree in applied behavioral sciences before earning her Masters in Business Administration from Webster University.  She also has completed several executive education courses including the University of Michigan – Strategic Human Resources Leadership program, Harvard Business School – Board Development Series, Compensation Committee Course, Stanford/Wharton/Chicago Booth GSB – Directors Consortium and Kellogg School of Management – Women’s Senior Leadership Program.  Ms. Mazzarella also serves on the boards of the St. Louis Women Variety, National Association of Wholesaler-Distributors Institute for Distribution Excellence, and the St. Louis Club, as well as the Webster University Business and Technology Advisory Board.  Ms. Mazzarella’s broad management, comm/data sales and human resources experience with the Company, coupled with her extensive educational background, enable her to help the Board focus on strategic issues affecting the Company, especially in the comm/data market.

R. D. Offenbacher, 59, joined the Company’s Board of Directors in 1994 and also serves on the Executive, Compensation, Finance, and Employees’ Benefit Committees of the Board and on the IT and Branch House Committees of the Company.  He is a Voting Trustee under the Voting Trust.  Mr. Offenbacher is currently employed by the Company as its Senior Vice President-U.S. Business and has served in that capacity since March of 2010.  He is responsible for the profitability performance of all of branches and districts as well as the Company’s corporate accounts and strategic planning initiatives.  Prior to assuming his current role, Mr. Offenbacher served as Senior Vice President-Sales and Marketing, Electrical from April of 2008 until March of 2010 and Senior Vice President, Sales and Marketing from February of 2004 until April of 2008.  Mr. Offenbacher started his employment with the Company in 1968 as a Warehouseman and Assistant Counterman.  Mr. Offenbacher has worked in many positions within the Company during his employment, including Supply Salesman, Senior Salesman, Branch Manager, Sales Manager, District Sales Manager, District Manager, District Vice President and Group Vice President before joining the corporate staff as the Senior Vice President-Comm/Data Business.  Mr. Offenbacher attended Ohio State University.  He also attended the Making Corporate Boards More Effective program offered by the Harvard Business School.  Mr. Offenbacher’s extensive sales and management experience and industry knowledge enable him to provide valuable input to the Board on strategic initiatives proposed by the Company, especially with respect to sales and strategy in the electrical market.

B. L. Propst, 40, joined the Company’s Board of Directors in 2009 and also serves on the Executive, Compensation, Finance, Audit and Employees’ Benefit Committees of the Board and on the IT and Branch House Committees of the Company.  Ms. Propst is currently employed by the Company as its Senior Vice President-Human Resources and has served in this capacity since June of 2009.  In her current role, she is responsible for developing and executing the human resources strategy in support of the Company’s overall business plan and overseeing the Company’s policies and programs relating to employment, including: recruiting and retention; talent and performance management; succession planning; training and employee development; compensation; benefits; payroll; and employee and labor relations.  Prior to assuming her current role, Ms. Propst was the Vice President-Human Resources from April of 2008 to June of 2009 and Senior Corporate Counsel from March of 2004 until March of 2008.  Ms. Propst was employed by the Company in 2002 as Corporate Counsel.  While in private practice, Ms. Propst specialized in labor and employment matters with several St. Louis law firms.  Ms. Propst received her undergraduate degree from Albion College and her juris doctor degree from the University of Illinois College of Law.  She has also attended the Board and Management Succession Planning seminar offered by Foley & Larner, LLP.  Ms. Propst’s background and education in legal and employment matters provides her with a framework to offer creative solutions to issues involving the employment, compensation and retention of the Company’s employees.

R. A. Reynolds, Jr., 61, is Chairman of the Executive, Finance and Employees’ Benefit Committees of the Board and is the Chairman of the IT Committee of the Company.  He also serves as a Voting Trustee under the Voting Trust.  Mr. Reynolds has served as President and Chief Executive Officer since July of 2000 and as Chairman of the Board since April of 2001.  Mr. Reynolds joined the Company in 1972 as a student.  He has also served as Office Salesman, Salesman, Branch Operating Manager, Sales Representative and Branch Manager before joining the corporate staff as the Manager, National Consumer Products.  He returned to the field as a Branch Manager, then served as District Sales Manager and District Manager before again returning to the Company’s headquarters as Vice President, Communications Markets.  Mr. Reynolds then served as Vice President, Marketing Services, Senior Vice President, Comm/Data Business and Senior Vice President, Electrical Business before becoming President and Chief Executive Officer.  Mr. Reynolds received his Bachelor of Arts degree from Stonehill College.  Mr. Reynolds attended the Ernst & Young LLP Strategic Growth Forum.  Mr. Reynolds also is a member of a number of industry, civic and charitable boards, including the past Chairman of the National Association of Wholesalers, the National Association of Electrical Distributors, the Boy Scouts of Greater St. Louis, the United Way of Greater St. Louis, Forward Metro St. Louis, Civic Progress and the current Chairman of the St. Louis Regional Commerce and Growth Association.  Mr. Reynolds’ extensive management and leadership skills, coupled with his broad industry knowledge and experience and civic and social involvement, provide him with the tools to successfully lead the Company and the Board of Directors.

K. B. Sparks, 64, joined the Company’s Board of Directors in 2001 and also serves on the Audit Committee of the Board.  Mr. Sparks is currently employed by the Company as District Vice President and has served in that role since July of 2003.  In his present position, he is responsible for the operation and profitability of the Seattle District.  Mr. Sparks was employed by the Company in 1968 as a Warehouseman.  He also served as an Office Salesman, Industrial Market Manager and Branch Manager before joining the corporate staff as International Sales Manager/National Sales Manager, Contractors.  He then progressed to National Sales Manager, Commercial and Industrial and General Manager-Sales before returning to the field as a District Manager.  Mr. Sparks was then appointed as Group Vice President before being appointed to his current position.  Mr. Sparks’ broad industry knowledge and management and sales experience with customers and suppliers assist him in providing valuable insights to the Board’s discussions of sales initiatives in the Company.

Transactions with Director

            F. H. Hughes, a director of the Company, is a director, officer and more than 10% shareholder of a company that is leasing ten warehouse and office facilities to our Canadian indirect, majority-owned subsidiary, Graybar Canada Limited, of which Mr. Hughes is President and Chief Executive Officer.  The leases have been in effect since we acquired the predecessor of Graybar Canada Limited in 1991.  The annual rent for these facilities aggregated $1,017,850 (Canadian) in 2009.  Under the terms of the leases, the subsidiary is responsible for all taxes, insurance and maintenance expenses related to the use of the facilities.  In addition, Graybar Canada Limited has entered into an agreement to purchase these leased facilities at fair market value as determined by mutual agreement or through an appraisal process, with the purchase of the first facility having been completed as of November 30, 2008.  The purchase of the remaining nine facilities is scheduled for January of 2011.  M. W. Geekie and K. M. Mazzarella, acting in their capacity as disinterested directors of the Canadian subsidiary, reviewed the lease transactions and concluded that the terms are comparable to those that could have been obtained in arms-length transactions with unaffiliated third parties based on a study done of market rents of similar properties in each area and, as to the other terms, a comparison to leases entered into by the Company generally.  In addition, the lease terms are reviewed at least annually by the Board of Directors of Graybar Canada Limited.  The agreement to purchase the leased properties was reviewed and approved by the Executive Committee of our Board of Directors in August of 2006, in a manner consistent with our Code of Business Conduct and Ethics described under “Information About the Board of Directors and Corporate Governance Matters.”

Proposal 2:  Approval of Amendment of the Restated Certificate of Incorporation to Increase the Authorized Shares of Common Stock

            The Board of Directors has recommended that action be taken by the shareholders to amend the Restated Certificate of Incorporation to increase the authorized shares of Common Stock that the Company shall have authority to issue from 15,000,000 to 20,000,000 shares.  As of April 12, 2010, the Company had 10,598,857 shares of Common Stock outstanding and 216,921 shares of Common Stock were held by the Company as treasury stock.

            The Company has no present plans to issue the additional shares of Common Stock that would become authorized if the proposed amendment is adopted, except as described herein.  The Company intends to continue the practice of offering Common Stock to active, full-time employees at regular intervals (annually under the three-year Common Stock Purchase Plan described below) and, at such times as the Board of Directors deems appropriate, issuing stock dividends, and will need additional Common Shares for those purposes.  Such shares will be available for general corporate purposes such as the foregoing without (except as otherwise required by law) further authorization by the shareholders.  Shareholders presently have no preemptive rights and would have none in respect of the proposed additional shares.  The proposed additional shares of Common Stock will have the same voting, dividend and other rights as the presently authorized Common Stock.

            The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock is required to adopt the amendment to the Restated Certificate of Incorporation to increase the authorized Common Stock to 20,000,000 shares.  The Voting Trustees have indicated they presently intend to vote the shares of Common Stock held by them in favor of, and thereby adopt, the amendment.

Proposal 3:  Approval of the Three-Year Common Stock Purchase Plan

            The Board of Directors will submit to the Annual Meeting of Shareholders for shareholder approval the Three-Year Common Stock Purchase Plan (the “Plan”) pursuant to which the Company will offer to eligible employees, including officers, of the Company and its wholly owned subsidiary, Commonwealth Controls Corporation, the right to subscribe for shares of Common Stock of the Company at a price of $20.00 per share in each of the years 2010, 2011, and 2012.  The maximum number of shares that may be issued pursuant to the Plan is 3,000,000.  The Plan was unanimously approved by our Board of Directors of the Company on March 11, 2010.  Each annual offering will afford eligible active, full-time employees of the Company and Commonwealth Controls Corporation, and certain eligible retirees who were active, full-time employees on March 31 of the year in which the offering is made, an opportunity to purchase shares of Common Stock.  Those persons who are not active, full-time employees of the Company or Commonwealth Controls Corporation will not be entitled to participate in the Plan, with the exception of employees who retire on a pension (except a deferred pension) on or after March 31 and prior to October 1 of the year in which the offering is made.  The eligibility conforms to the policy initially adopted in 1929 when the Company’s active employees acquired all of its Common Stock from Western Electric Company and followed continuously since then.  The number of shares of Common Stock to be offered in each of the years will be determined by the Board of Directors.  The terms of each of the 2010, 2011, and 2012 offerings will be substantially as described below.

            It is presently contemplated that the subscription period for an offering under the Plan would run from a date in November to a date in December of the applicable year as determined by the Board of Directors.  Subscribers would have the option of paying in full on or before a date in January of the following year as set by the Board of Directors for the shares subscribed for or agreeing to make payments for the shares subscribed for in equal installments through payroll deductions (or direct monthly payments in certain cases where subscribers are no longer on the Company’s or Commonwealth Controls Corporation’s regular payroll).  Installment payments would commence with the second payroll payment date in January of the year following the offering and end with the last payroll payment date in November of that year.  Subscribers who elect to use payroll deduction have the right at any time to pay the full remaining amount due, and upon any such accelerated payment, the fully paid shares will be issued and the payroll deduction will no longer apply.  Shares paid for in full will be issued as of the date paid in full.  Shares paid for in installments will be issued of record by the tenth day of March, June, September and December to the extent they have been fully paid for.

            Additional information with respect to the terms of the offering and the number of shares for which each eligible employee or retiree of the Company or Commonwealth Controls Corporation will be entitled to subscribe are set forth in the Plan, a copy of which is annexed to this Information Statement as Exhibit A.  The total purchase price to be paid will equal that number of shares multiplied by $20.00.  The number of shares to be offered to each eligible employee or retiree of the Company in any offering will be determined by dividing the base salary of that employee or retiree at March 31 of the applicable year by a dollar amount determined by the Board of Directors for each offering and multiplying that amount by the applicable multiplier shown in the following table:

Grade/Band Classifications	Multiplier
Executives EX1 through EX5	3.00
Grades 17, 18, 19 and 20 and Band M1	2.50
Grades 15 and 16 and Band M2	2.25
Grades P and Q	1.90
Grades N and O	1.85
Grade 14 or below covered either by the Management Incentive Plan or the Sales Incentive Plan and Band M3	1.75
Grades J, K, L and M	1.50
All others	1.25

The Board of Directors will also determine the appropriate number of shares to be offered to each eligible employee and eligible retiree of Commonwealth Controls Corporation using salary classifications comparable to those listed in the table above.

             Shares of Common Stock purchased pursuant to the terms of the Plan will, upon issuance, be deposited in the Voting Trust established by the Voting Trust Agreement and Voting Trust Interests will be issued in respect thereof, except that subscribers who prior to the offering are already shareholders of record who elected not to participate in the Voting Trust Agreement will receive stock certificates representing the shares for which they subscribe.

            All subscribed shares of Common Stock will be issued and held subject to the terms, provisions, restrictions and qualifications set forth in the Restated Certificate of Incorporation of the Company, as amended, which, among other things, provides the Company the option to repurchase shares of its Common Stock at the price at which such shares were issued, with appropriate adjustment for current dividends, in the event any holder of Common Stock wants to sell, transfer or otherwise dispose of any of his or her shares of such Common Stock or in the event of his or her death or termination of his or her employment other than by retirement on a pension (except a deferred pension).  The Voting Trust Interests to be issued under the Voting Trust Agreement will provide, in substance, that every Voting Trust Interest is issued and held upon and subject to the same terms and conditions (including all restrictions) upon which Common Stock of the Company is issued and held.  Each subscriber by executing a Subscription Agreement will specifically agree to be bound by the provisions of the Restated Certificate of Incorporation and will agree that all Common Stock or Voting Trust Interests held by such subscriber shall be subject to these provisions.

            The Plan provides that no corporate action that would result in a distribution of Common Stock or other assets of the Company to its shareholders (except the payment of cash dividends or the issuance of shares of Common Stock pursuant to the installment payment method) will be taken without first giving notice of such proposed action to subscribers who have not then completed their installment payments on the Common Stock for which they have subscribed.  Such subscribers will be granted not less than twenty (20) days to accelerate their payments on such Common Stock in order that they may obtain the benefits of such action.

The Plan may be amended, in whole or in part, by the Board of Directors.  Amendments to certain provisions of the Plan, including those relating to the maximum number of shares of Common Stock that may be issued under the Plan and eligibility to participate in the Plan, also require the consent of the shareholders.

As and when payments are received from subscriptions, they will be added to the general funds of the Company.

            The last Common Stock Purchase Plan of the Company, in connection with which 502,875 shares of Common Stock were subscribed for, ran from November 13, 2009 to December 18, 2009.  Under that plan, each of the directors, other than Mr. Hughes, who was not entitled to participate, and all directors and officers as a group purchased the number of shares set forth below:

Name	Number of Shares	Name	Number of Shares
R. A. Cole	744	K. M. Mazzarella	1,128
D. B. D’Alessandro	1,131	R. D. Offenbacher	1,179
M. W. Geekie	873	B. L. Propst	471
L. R. Giglio	1,146	R. A. Reynolds, Jr	2,820
T. S. Gurganous	918	K. B. Sparks	870
R. R. Harwood	684
F. H. Hughes	0	All directors and officers as a group
R. C. Lyons	705	(15 persons)	14,133

            The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock is required to approve the Plan.  The Voting Trustees have indicated they presently intend to vote the shares of Common Stock held by them in favor of, and thereby approve, the Plan.  Upon shareholder approval, the Company and the Voting Trustees intend to file a Registration Statement with the Securities and Exchange Commission (“SEC”) with respect to the shares of Common Stock to be offered in 2010 under the Plan and the Voting Trust Interests to be issued in respect thereof and the offering will be made pursuant thereto.  The expenses of each offering will be paid by the Company.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE MATTERS

Our business is managed with the direction of our Board of Directors.  The Board generally conducts its business through meetings of the Board and its committees.  The Board of Directors met six times in 2009.  All incumbent directors attended more than 75% of the total number of meetings of the Board and all Board committees of which they were members.  A meeting of the Board of Directors is typically scheduled in conjunction with the annual meeting of shareholders, and it is expected that all directors will attend the annual meeting absent a schedule conflict or other valid reason.  All of the persons who were then directors attended the 2009 Annual Meeting.

Our Code of Business Conduct and Ethics requires any Vice President or other officer who is not a member of the Board to obtain the approval of the President prior to engaging in any conduct that might result in or be perceived to result in a conflict between the personal interest of the Vice President or other officer and our best interest.  The President and any member of the Board must obtain the approval of a majority of the disinterested directors before engaging in any such conduct.

Board Committees

            The Board of Directors has designated an Executive Committee consisting of Mses. Mazzarella and Propst and Messrs. D’Alessandro, Geekie, Giglio, Offenbacher and Reynolds.  Except as otherwise provided by law and the Company’s Restated Certificate of Incorporation, the Executive Committee has all the authority of the Board and all Board Committees.

The Company has an Audit Committee, which met seven times in 2009.  Mses. Mazzarella and Propst, and Messrs. Gurganous, Harwood, Hughes, Lyons and Sparks are the current members of the Audit Committee.  The Audit Committee is governed by a written charter approved by the Board of Directors, a current copy of which is available at www.graybar.com within the “About Us” page under Committee Charters, Audit Committee.  The Audit Committee and the Board of Directors review and assess the adequacy of the charter at least annually and it was last revised in December 2007.  None of the members of the Audit Committee is independent because none of the directors is independent.  See “Directors-Nominees for Election as Directors.”  None of the members of the Audit Committee is an audit committee financial expert as that term is defined in the rules promulgated by the Securities and Exchange Commission (SEC).  See “Audit Committee Report.”  The Company has chosen not to appoint an outside financial expert to the Audit Committee because it is inconsistent with our employee ownership structure to appoint non-employees to the Board of Directors.

The Board of Directors has also appointed an advisory Compensation Committee, which met six times in 2009.  Mses. Mazzarella and Propst, and Messrs. D’Alessandro, Giglio and Offenbacher currently serve on the Compensation Committee that reviews the Company’s compensation policy and makes recommendations to the Chief Executive Officer and the Board of Directors with respect to changes to the Company’s compensation plans.  The Compensation Committee also recommends salary adjustments to the Board of Directors for the Chief Executive Officer after considering data received from our outside compensation consultant (effective January 2010, Towers Watson, formerly Towers Perrin, hereinafter “Towers”) and other factors as described under “Compensation Discussion and Analysis - Executive Compensation Process.”  Towers was engaged in 2009 by the Human Resources – Compensation Department to perform an executive compensation analysis for the named executive officers and other senior management personnel that includes job matching and benchmarking of total compensation against the consultant’s database for all industries and the peer companies described below.  See “Executive Compensation Process.”  The Compensation Committee is governed by a written charter, a current copy of which is available at www.graybar.com within the “About Us” page under Committee Charters, Compensation Committee.  See “Compensation Committee Report.”

The Company has no nominating committee.  The Board of Directors has determined that it is appropriate for the entire Board to participate in the nomination, consideration and selection of director nominees who, for the most part, historically have been long-time employees of the Company, or one of its subsidiaries, with a broad range of management experience within the Company.

When identifying a nominee to fill a vacancy or new position on the Board, the directors consider the recommendation of our Chief Executive Officer, the education, background and reputation of the candidate in terms of character, personal and professional integrity, his or her business experience, including positions held as an employee of the Company or one of its subsidiaries, and how the person would complement the other directors in terms of expertise and experience.  The Board uses a competency based leadership model to assess its candidates for membership, as well as an evaluation of executive and Board member performance to select candidates.  This competency model is reviewed, discussed, and affirmed annually by the Board of Directors.  The Board member selection process described above, along with the practice of including members from all functional areas of the Company, results in a Board of Directors whose members have exhibited exemplary leadership abilities, who possess varied professional experience and complementary skills, and who offer differing viewpoints.

The Board of Directors does not have a policy with regard to consideration of potential candidates recommended for consideration by holders of Common Stock and owners of Voting Trust Interests.  The Board of Directors believes that the procedure used traditionally, which generally has been for the Board to select employees who have been promoted throughout their careers until they reach a relatively senior management position either in the field or at Corporate headquarters and who exhibit the leadership competencies as identified by the Board of Directors, has served the Company and its employee-shareholders well.

             The Board decided to combine the positions of Chief Executive Officer and Chairman of the Board in 2001.  Because all of the directors are employees of the Company or one of its subsidiaries, the Company, as a non-listed company with no shareholders who are not current or former employees, does not have any Board members who would be considered independent directors under the listing standards of the New York Stock Exchange.  Given this unique structure, the Board did not see any incremental benefit in separating the positions of Chief Executive Officer and Chairman, and believes that the combined structure better suits the leadership needs of the Company, especially taking into account the success that the Company has experienced under this structure.  Further, since the Board has no independent members under the listing standards of the New York Stock Exchange, the Board is unable to consider choosing a lead independent director.

Board’s Role in Risk Oversight

The Board of Directors’ oversight of risk management employs the Board’s committee structure, including the Audit Committee, the Disclosure Committee, and the Finance Committee, as well as the Enterprise Risk Management group and the full Board of Directors.

The Audit Committee of the Board meets throughout the year to review the Company’s quarterly SEC filings and other financial information.  In addition, the Audit Committee provides assistance to the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders and others relating to the integrity of the Company’s financial statements, the effectiveness of the Company’s disclosure controls and procedures, internal control over financial reporting, the performance of the internal audit function, the performance of the annual independent audit of the Company’s financial statements, the qualifications and independence of the independent accountants, the Company’s compliance with legal and regulatory requirements, and the legal compliance and ethics programs as established by management and the Board.

The Company established a Disclosure Committee in 2009.  The Disclosure Committee is comprised of personnel from the following functional areas of the Company:  treasury, accounting, human resources, legal, operations, sales, and marketing.  They assist in ensuring that material disclosures made by the Company to its shareholders are accurate and fairly present the Company’s financial condition, results of operations, and cash flows, as well as other information.

            The Company also has a Finance Committee that reviews the past, present, and anticipated financial needs of the Company and the financial arrangements of the Company.  The Finance Committee monitors and rates the performance of the investment managers of the Company’s Pension Trust and Profit Sharing and Savings Trust Funds.  The Finance Committee also reviews the property and casualty insurance program maintained by the Company, the capital expenditures activity of the Company and the federal, state, and local tax activity as reported and makes recommendations to the Board with regard to any changes deemed necessary or advantageous to the Company.

The Company established an Enterprise Risk Management (ERM) group in 2009 to undertake the assessment and quantification of key risk exposures and opportunities, and their impact on Graybar’s value, financial performance and sustainability.

At each regularly scheduled board meeting, the Board receives a report from the Senior Vice President, Secretary and General Counsel regarding risk issues facing the Company as well as risk mitigation activities.  In addition, the Board receives and reviews a business report prepared by the Company’s corporate staff on an annual basis.  Each corporate department presents an overview to the Board of the future challenges they expect the Company to face.  The Board reviews the report during its annual Strategic Planning meeting with action being taken as appropriate.

Compensation Committee Interlocks and Insider Participation

            At December 31, 2009, all members of the Compensation Committee were officers, directors and employees of the Company.

Director Compensation

            Directors are paid a meeting fee of $300 for each regular Board meeting attended.

AUDIT COMMITTEE REPORT

            We constitute the Audit Committee of the Board of Directors of the Company.  We oversee the Company’s financial reporting process on behalf of the Board of Directors.  Other members of management have the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting.  In fulfilling our oversight responsibilities, we reviewed the audited financial statements with these members of management, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of the significant judgments made and the clarity of the disclosures contained in the financial statements.

We reviewed with the independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communications with Audit Committee, as amended, (AICPA, Professional Standards, Vol. 1, AU Section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We received the written disclosures and the letter from Ernst & Young LLP, the independent accountants, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee regarding independence, and have discussed with Ernst & Young LLP, the independent accountant, the independent accountant’s independence.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits.  We met with the internal and independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.  The Board approved such inclusion.

Submitted by:

T. S. Gurganous, Chair

R. R. Harwood

F. H. Hughes

R. C. Lyons

K. M. Mazzarella

B. L. Propst

K. B. Sparks

Members of the Audit Committee

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

            The names and titles of our “named executive officers” for SEC compensation reporting purposes for the fiscal year ended December 31, 2009 are:

Name	Title

R. A. Reynolds, Jr.	Chairman, President and Chief Executive Officer
D. B. D’Alessandro	Senior Vice President and Chief Financial Officer
D. E. DeSousa	Senior Vice President-U.S. Business
L. R. Giglio	Senior Vice President-Operations
R. D. Offenbacher	Senior Vice President-Sales and Marketing, Electrical

Compensation Philosophy and Principles

            Our compensation philosophy is to reward achievement of specific, annual financial goals, to be internally equitable among our executives and all other employees, and to foster long-term employment relationships with key personnel.  The principles that underlie our compensation elements for employees also apply to the compensation of the named executive officers.

            We do not grant stock options or other equity-based compensation because we feel that equity-based compensation is inconsistent with the philosophy behind our employee ownership structure.  All shares of stock owned by the named executive officers, as is the case with all other employees, have been purchased by them under employee common stock purchase plans or have been received as a stock dividend on shares so purchased.

We use the following principles in evaluating and determining compensation for the named executive officers:

•      Total compensation is a combination of base salary, annual cash incentive, retirement and health and welfare benefits designed to attract, motivate and retain a highly qualified executive team in a manner consistent with our being an employee-owned company.

•      A significant portion of executive compensation should be at risk, by being tied to our business performance and each individual’s contribution to that performance.

Executive Compensation Elements

            Applying this philosophy and these principles, we have established a total compensation program for the named executive officers that includes substantially the same elements that are used for all our management employees.  The process for arriving at these elements is described below.

            The primary compensation elements for our named executive officers are as follows:

Base Salary.  Base salary is the fixed pay element that compensates the named executive officers for services rendered during the fiscal year.

Named executive officer salaries, including that of our Chief Executive Officer, are reviewed annually and are determined based on a number of factors, including the relative level of responsibility of the position within the Company, the position’s impact on profitability and the executive’s achievement of performance and development objectives.  See “Executive Compensation Process.”

Performance-Based Non-Equity Incentive Compensation.  Our Management Incentive Plan (MIP) is a performance-based annual cash incentive award designed to motivate eligible management employees to achieve specific pre-defined annual financial goals for net profit, gross margin and sales set for their respective business units and to reward the achievement of such goals.  Those goals are based on Company-wide performance for the named executive officers and other participants whose responsibilities are at the Corporate level.  The named executive officers and other corporate participants are compensated based upon Company-wide performance because their goals and actions impact operations throughout the Company.

The same MIP formula is used for the named executive officers as for other management employees except for structural differences related to the applicable business unit (Corporate, District or Branch) and the potential for branch management employees to receive up to 25 additional points.  MIP has been an integral part of our management compensation program for more than 30 years and is structured in a way that supports our philosophy that employees should share the rewards when the Company exceeds its annual financial goals and should share in the challenges by having more compensation at risk when the Company does not meet those goals.

Awards payable under MIP vary based on level of responsibility.  The most senior executive officers have the highest level of responsibility and, therefore, the guideline percentages for senior executive officers reflect the higher end of the range stated in the second bullet below.  Their total compensation is contingent upon the achievement of the annual Company-wide financial goals. These annual financial goals have been selected because they have the most impact on the profitability of the Company.

•      Annual incentive award payments under MIP are based on actual performance against budget for sales, gross margin and net profit.  In January of each year, the Board of Directors approves budgets consistent with Company growth and other strategic objectives as determined during the annual strategic planning meeting of the Board of Directors.  Parameters used to set the growth objectives include the growth that we believe that we can finance internally, the expected growth in the markets we serve and an increase in market share.

•      Named executive officers have a guideline incentive, ranging from 65% to, in the case of our Chief Executive Officer, 80% of base salary.  To receive any incentive award under MIP, performance against net profit and gross margin budgets must be at least 60%, which yields two points per component.  Results at or above 60% of the budgeted amounts for net profit and gross margin are assigned points according to an index provided to all participants in advance of each MIP year.  Additional points are awarded for sales performance that meets or exceeds 100% of the applicable sales budget.  The maximum amount payable under MIP is 150% (150 points) of the applicable guideline incentive as discussed in the next paragraph.

Incentive awards payable to all Corporate MIP participants, including the named executive officers, are calculated based on their guideline incentive (eligible base salary multiplied by the applicable guideline percentage), which ranges from 20% to 80% based on salary grade, multiplied by the Corporate performance index.  The Corporate performance index is calculated based on the aggregate performance of all Districts against budget.

The following table sets forth the base components of the 2009 MIP performance index for the named executive officers:

	Net Profit Points	Gross Margin Points	Sales Points
Corporate (Location of named executive officers)	Up to 70	Up to 70	Up to 10
Net Profit = Actual results vs. budgeted net profit before taxes, MIP, and profit sharing.
Gross Margin = Actual results vs. budgeted gross margin dollars.
Sales = Actual results vs. budgeted sales.

NOTE:  For the combined Net Profit and Gross Margin components, up to 6 points can be earned for achieving 60% of the budgets, up to 100 points for achieving 100% of the budgets and up to 140 points for achieving 110% of the net profit budget and 105% of the gross margin budgets.  Five points can be earned for achieving the sales budgets and an additional point can be earned for each .2% (two-tenths of one percent) of sales that exceeds the budgets, up to 5 points.  The Plan provides that limited discretionary payments may be awarded by the President to individual participants or groups of participants, upon recommendation of any officer to the President, and as reported to the Board of Directors.

In 2009, the Districts’ performance against budget for the various MIP components resulted in 28 points being awarded for net profit, 42 points for gross margin, 0 points for sales and 5 additional points awarded under the discretionary Plan provision discussed in the NOTE above.  The sum of the points awarded under the Plan for 2009 was 75.

As an example, a named executive officer with a guideline percentage of 65%, a performance index of 70 and points awarded under the discretionary Plan provision of 5 would earn a 2009 MIP payment of 65% of 75% of the named executive officer’s base salary.

Deferral of Base Salary and MIP Compensation.  Named executive officers are not eligible to participate to the same extent in the tax-deferred savings opportunities afforded all other employees under the Company’s qualified profit sharing and savings plan due to income limitations imposed by the Internal Revenue Code (IRC).  To accommodate this difference, the named executive officers are offered a savings replacement opportunity that allows them to voluntarily elect to defer a portion of their base salary and/or incentive award compensation to a nonqualified plan, subject to compliance with Section 409A of the IRC.  If they do so, a portion of any profit sharing contribution will also be deferred as described under “Retirement Plans.”  See “Executive Compensation – Nonqualified Deferred Compensation.”

            Health and Welfare Benefits.  Health and welfare benefits are designed to provide competitive, basic health, life and disability insurance for all eligible employees, including the named executive officers. We periodically review the competitiveness of these benefits against the benefits offered by broader general industry, as obtained from national survey data collected by our outside compensation consultant.

            Perquisites and other Personal Benefits.  We reimburse the named executive officers and other management employees for social and country club memberships when used primarily to conduct business activities.  Named executive officers and other executives may also receive spousal travel benefits when our interests warrant spousal attendance at specific meetings or functions related to their duties.  See “Executive Compensation – All Other Compensation.”

Retirement Plans.

•       Profit Sharing and Savings Plan.  The Company’s tax-qualified profit sharing and savings plan permits Company contributions, based on the performance of the Company, to be allocated on the same basis to all eligible employees, including the named executive officers.  This type of plan is consistent with our employee ownership structure, which permits the sharing of profits based on the performance of the Company.  See “Executive Compensation – All Other Compensation.”  To the extent that an employee’s or a named executive officer’s annual allocated profit sharing contribution amount under the plan exceeds the limitations imposed by Sections 401 and 415 of the IRC, such excess benefits may be paid in cash or deferred for later payment under the Company’s nonqualified, unfunded, noncontributory plan, depending upon the election to defer compensation, made by each eligible employee, including the named executive officer, in the year prior to the plan year.  See “Executive Compensation – Nonqualified Deferred Compensation.”

•       Pension Plan.  We also provide a tax-qualified defined benefit pension plan to all eligible employees, including the named executive officers, which underlies the philosophy of the Company to foster long-term employment.  Pension benefits may be paid from the Company’s nonqualified, unfunded, noncontributory plan for any employees, including the named executive officers, to the extent their pension plan benefit exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC.  See “Executive Compensation – Pension Benefits.”

Named executive officers also receive director’s fees for their board participation.  See “Director Compensation.”

Executive Compensation Process

Annually, the Compensation Committee (all of whose members are members of management of the Company) engages an outside compensation consultant (Towers) to provide competitive benchmark market data against which the Chief Executive Officer’s compensation is generally reviewed.  On a periodic basis, including 2009, the outside consultant also provides market data for other executives, including the other named executive officers.  The fees billed to the Company from Towers for compensation services in 2009 were $10,000.  Towers also provided services in 2009 for defined benefit plan compliance and related consulting services, including services related to the modification and update of the pension plan in the amount of $932,901.

This market data is one consideration when establishing executive pay levels.  Other factors evaluated are individual responsibilities, performance and contribution and internal equity among executives.  The Compensation Committee considers all of this data when making pay recommendations to the Board of Directors for the Chief Executive Officer.  In turn, the Chief Executive Officer reviews similar data in setting compensation for other senior management personnel, including the remaining named executive officers.  Pay levels are established after reviewing the elements of compensation independently and in the context of total compensation for each individual.

The primary competitive market is a peer group of publicly traded companies (the “Peer Group”) of similar size and sales in the wholesale distribution industry.  A secondary source used by the Company is the broader general industry for companies of similar size.  The Peer Group, which is periodically reviewed and updated by the Committee, for 2009 consisted of:

• Advance Auto Parts, Inc.	• BlueLinx Holdings, Inc.	• Thermo Fisher Scientific, Inc.
• Airgas, Inc.	• Brightpoint, Inc.	• United Stationers, Inc.
• Anixter International, Inc.	• Genuine Parts Co.	• Watsco, Inc.
• Applied Industrial Technologies, Inc.	• Grainger (W. W.), Inc.	• WESCO International, Inc.
• Arrow Electronics, Inc.	• Henry Schein, Inc.
• Avnet, Inc.	• SYNNEX Corp.

The 2009 study of Peer Group proxy data provided by our outside consultant, similar to recent historical surveys, indicated that although comparability varies slightly by position, generally our named executive officers and other executives are compensated below the median market level for total compensation for both data sources (distribution and general industry).  We rely exclusively on annual cash compensation and provide no equity incentives, which are a significant element of compensation for most of the other members of the Peer Group.  As is the case with all employees, the named executive officers do not receive a discretionary bonus or any stock awards or options.

Based on our philosophy that total compensation should be a combination of both pay and benefit elements, the outside consultant also performed a competitive review of our employee benefit programs (excluding profit sharing) compared against the general industry.  Our benefits (as a percentage of pay) were found to be about 5% higher than those provided in the competitive market.

Employment Agreements, Severance and Change-In-Control Benefits

We do not have employment agreements, change-in-control benefits or executive severance benefits for any of the named executive officers because we feel that these types of benefits are inconsistent with the philosophy behind our employee ownership structure.  Named executive officers are eligible for the same severance programs provided to all employees of the Company.  See “Executive Compensation – Potential Post-Employment Payments.”

COMPENSATION COMMITTEE REPORT

We constitute the Compensation Committee of the Board of Directors of the Company.  We have responsibility for recommending, implementing, and continually monitoring adherence to the Company’s compensation philosophy, objectives, policies and practices.

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Information Statement and, through incorporation by reference from this Information Statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by:

K. M. Mazzarella, Chair

D. B. D’Alessandro

L. R. Giglio

R. D. Offenbacher

B. L. Propst

Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

            The table below sets forth information regarding all elements of the compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2009.

Name and Principal Position	Year	Salary ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation($) (4)	Total ($)
R. A. Reynolds, Jr. Chairman, President & Chief Executive Officer	2009 2008 2007	$658,548 $638,592 $580,536	$395,129 $531,309 $561,959	$514,598 $629,430 $569,090	$150,953 $223,461 $215,589	$1,719,228 $2,022,792 $1,927,174
D. B. D’Alessandro Senior Vice President & Chief Financial Officer	2009 2008 2007	$264,256 $258,250 $220,213	$128,825 $174,577 $173,198	$310,797 $280,536 $212,905	$ 49,031 $ 76,809 $ 73,658	$ 752,909 $ 790,172 $ 679,974
D. E. DeSousa Senior Vice President- U.S. Business	2009 2008 2007	$286,678 $276,571 $263,619	$139,755 $186,962 $207,337	$353,431 $340,190 $273,241	$ 57,712 $ 89,855 $ 90,881	$ 837,576 $ 893,578 $ 835,078
L. R. Giglio Senior Vice President-Operations	2009 2008 2007	$268,053 $261,961 $239,172	$130,676 $177,086 $188,109	$197,605 $252,824 $334,433	$ 50,096 $ 82,137 $ 80,767	$ 646,430 $ 774,008 $ 842,481
R. D. Offenbacher Senior Vice President- Sales & Marketing, Electrical	2009 2008 2007	$275,772 $266,049 $248,207	$134,439 $179,849 $195,215	$224,068 $263,109 $273,547	$ 56,782 $ 93,686 $ 84,862	$ 691,061 $ 802,693 $ 801,831

(1)       Amounts earned in the year indicated, including amounts deferred by certain named executive officers pursuant to deferred compensation agreements with the Company.  Salary amounts are calculated using the monthly rate in effect for each month during the reporting year.  All of the named executive officers received a merit increase during 2008.  The monthly rate was in effect for a portion of 2008 and remained in effect in 2009.  None of the named executive officers received a salary rate increase during 2009.

(2)       Payments made in 2010, 2009 and 2008 for the fiscal years 2009, 2008 and 2007, respectively, under MIP.  Includes amounts deferred by certain named executive officers pursuant to deferred compensation agreements with the Company.

(3)       Amounts related to annual changes in pension and non-qualified deferred compensation values for the year indicated.  See the Pension Benefits Table.

(4)       Amounts (including any that have been deferred) include annual amounts contributed by the Company to the profit sharing and savings plan, perquisites, directors’ fees paid in cash and other personal benefits and other miscellaneous items.  See “Executive Compensation - All Other Compensation.”

All Other Compensation

The table below itemizes the value of All Other Compensation received by the named executive officers for 2009 as shown in the Summary Compensation Table.

Name	Perquisites and Other Personal Benefits ($) (1)	Registrant Contributions to Defined Contribution Plans ($) (2)	Tax Reimbursements ($) (3)	Fees Earned or Paid in Cash ($) (4)
R. A. Reynolds, Jr.	$39,387	$97,215	$13,151	$1,200
D. B. D’Alessandro	$11,911	$35,920	$ 0	$1,200
D. E. DeSousa	$15,269	$38,773	$ 2,470	$1,200
L. R. Giglio	$12,460	$36,436	$ 0	$1,200
R. D. Offenbacher	$15,756	$37,298	$ 2,528	$1,200

(1)       Amounts paid by the Company for dues for memberships in social clubs, dues for memberships in country clubs and occasional spousal travel as explained in “Compensation Discussion and Analysis – Executive Compensation Elements.”

(2)       Total qualified and nonqualified Company contributions made under our profit sharing and savings plan on April 1, 2010 for 2009.

(3)       Amounts for taxes reimbursed for spousal travel.

(4)       Annual director’s fees.

Non-Equity Incentive Plan Awards

This table sets forth additional information regarding the range of possible MIP payouts for 2009.  The actual payment is shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

	Estimated Possible Payouts Under
	Non-Equity Incentive Plan Awards

Name	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
R. A. Reynolds, Jr.	$31,610	$553,180	$790,258
D. B. D’Alessandro	$10,306	$180,355	$257,649
D. E. DeSousa	$11,180	$195,658	$279,511
L. R. Giglio	$10,454	$182,946	$261,352
R. D. Offenbacher	$10,755	$188,214	$268,878

(1)       Threshold represents the amount payable if actual results were 60% of each of the net profit, gross margin and sales budgets, Target represents the amount payable if actual results were 100% of those budgets and Maximum represents the amount payable if actual results were 110% of net profit budget, 105% of the gross margin budgets and 101% of the sales budgets.  No MIP payment would have been due if the Threshold had not been reached.

Pension Benefits

The Company has a qualified defined benefit pension plan covering all eligible employees, including the named executive officers.  This initial section and benefits provided in the following table reflect plan provisions in effect through December 31, 2009.  Updates to the pension plan that were effective January 1, 2010 for all eligible employees, including the named executive officers, are described in the summary following the Pension Benefits Table.  The plan provides retirement benefits based on an employee’s final average earnings and years of service.  Employees become fully vested after five years of service, regardless of age, and employees may retire and begin receiving full pensions at the age of 65, at age 55 with 20 years or more of service or any age with 30 years of service under the plan.  Employees may also receive reduced early retirement benefits at age 50 with 25 years of service.

While the formula for executives is the same as for all employees, compensation under the qualified plan is limited by the Internal Revenue Code (IRC) and does not include amounts deferred under a deferred compensation agreement.  Therefore, to the extent that an employee’s or a named executive officer’s annual pension benefit under the plan exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC, such excess benefits will be paid as a supplemental pension benefit under the Company’s nonqualified, unfunded, supplemental plan.

The annual benefit formula for the pension plans (qualified and nonqualified) is defined as the greater of (a) or (b), less (c), where:

(a)       is 1% of the Annual Eligible Pay (as defined below) multiplied by years of Company service;

(b)       is $18 per month multiplied by years of Company service, up to a maximum of 30 years of such service; and

(c)       is 1% of the participant’s annual social security amount multiplied by years of Company service, up to a maximum of 33-1/3% of such annual social security amount.

The formula below provides a simplified illustration as to how the benefits are calculated:

[	1%	X	Annual Eligible Pay	X	Years of Company Service	]	minus	[	1%	X	Annual Social Security Amount	X	Years of Company Service	]

•          Annual Eligible Pay is an employee’s average annual earnings (base pay, overtime and incentive payments) for the highest consecutive 60 months of Company service.

•          Benefits may be adjusted for pre-retirement spousal protection and certain early retirement penalties.

•         Qualified plan benefits are available in several alternate annuity payment forms, which are actuarially equivalent, or are payable as a lump sum.  Nonqualified pension plan benefits are either paid in a lump sum or ten annual installments beginning the January following termination or retirement depending on the age of the participant at retirement.

Pension Benefits Table

The following table sets forth information regarding the present value of the accumulated benefits under our qualified defined benefit pension plan and the nonqualified supplemental plan.  No payments were made to any named executive officer under those plans during 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
R. A. Reynolds, Jr.	Qualified Plan	37.6	$1,101,058
	Nonqualified Plan	37.6	$4,531,770
D. B. D’Alessandro	Qualified Plan	26.8	$ 802,410
	Nonqualified Plan	26.8	$ 525,496
D. E. DeSousa	Qualified Plan	28.9	$1,023,719
	Nonqualified Plan	28.9	$1,050,393
L. R. Giglio	Qualified Plan	31.8	$1,108,344
	Nonqualified Plan	31.8	$ 954,378
R. D. Offenbacher	Qualified Plan	41.6	$1,290,933
	Nonqualified Plan	41.6	$1,162,319

Assumptions.  The change in pension values provided in the Summary Compensation Table and the present value of accumulated benefit provided in the Pension Benefits Table are based on the following assumptions:

•         Accumulated benefit for each named executive officer is based on years of Company service and Annual Eligible Pay through the year-end reporting date as stated in each row of the Summary Compensation Table.

•         If the named executive officer was not yet eligible for an unreduced early retirement benefit as of the year-end reporting date as stated in each row of the Summary Compensation Table, it is assumed that the participant will remain employed until the date when he is first eligible for an unreduced early retirement benefit, and then terminate with the benefit paid immediately.  As of December 31, 2009, Messrs. Reynolds, Giglio and Offenbacher were eligible for an unreduced early retirement benefit under both the qualified and nonqualified plans.

•         Participants are assumed to select the optional lump sum form of payment, which is calculated using a rate that is based on a combination of the Pension Benefit Guaranty Corporation (PBGC) interest rate used to calculate lump sum payments, the IRS prescribed lump sum interest rates and the mortality assumptions prescribed by Section 417(e) of the IRC.  The lump sum interest rates for payments as of December 31, 2009, 2008 and 2007 were 3.30%, 3.60% and 3.60%, respectively, and were assumed to increase to a normative level of 5.50% over 15 years.

•         As required for the named executive officers who are not eligible for an unreduced early benefit on the year-end reporting date as stated in each row of the Summary Compensation Table, pension benefits have been calculated with salary and service through the year-end reporting date as stated in each row of the Summary Compensation Table but have been assumed not to be payable until the date when they are first eligible.  Therefore, the lump sum payable at the participant’s earliest unreduced payment commencement date has been discounted back to the year-end reporting date as stated in each row of the Summary Compensation Table utilizing the discount rate used for financial reporting purposes, which was 5.75%, 6.00% and 6.00% for December 31, 2009, 2008 and 2007, respectively.  No adjustment has been made for pre-retirement mortality.

Contingent Benefits.  If the participant terminates employment prior to retirement eligibility, an annuity is payable at age 65 or an actuarially reduced benefit is payable between ages 55-65 for participants who terminated with at least 20 years of Company service.  A pre-retirement spousal annuity is payable if a married participant dies while employed or prior to commencing payment of benefits.  Participants on long-term disability continue to earn credit toward pension benefits.

Pension Plan Updates.  Effective January 1, 2010, the Company modified its defined benefit pension plan, which affects the benefits earned by its current employees as well as employees hired after January 1, 2010.  The updates include an adjusted benefit formula that uses a larger percentage of pay to calculate annual pension benefits for years of service through December 31, 2009 and an updated interest rate for converting lump sum payments to annuities and vice versa.  Pension benefits earned after January 1, 2010 are based on a pension equity credit formula.  Other updates include three-year vesting and a three-year (2010-2012) transition provision.  The transition provision will provide the better of benefits earned under the plan provisions in effect prior to 2010 or the January 1, 2010 updated plan to any eligible participant retiring or terminating employment.

Nonqualified Deferred Compensation

As discussed in the Compensation Discussion and Analysis, certain executives, including named executive officers, may voluntarily defer 2% to 15% of base salary and/or 2% to 25% of incentive payments pursuant to their individual deferred compensation agreements.  The Company does not fund or match any of these voluntary employee contributions.  In addition, the deferred compensation accounts include Company contributions that would have been paid to the qualified profit sharing and savings plan except for the annual limitations imposed by the IRC.

At the end of each calendar quarter, deferred compensation accounts are credited with interest based on the average crediting rate for the prior calendar quarter under the stable value fund (fixed income) investment alternative of the Company’s profit sharing and savings plan.  Nonqualified deferred compensation payments in most circumstances are made in ten annual installments beginning on the January following termination or retirement based on the age of the participant at termination or retirement.

The following table provides information with respect to the nonqualified deferred compensation accounts for each of the named executive officers.  No withdrawals or distributions were paid to any of the named executive officers during 2009.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Balance at Last Fiscal Year End ($) (4)
R. A. Reynolds, Jr.	$ 0	$ 0	$29,236	$1,421,124
D. B. D’Alessandro	$ 304	$16,320	$ 1,975	$ 106,997
D. E. DeSousa	$ 3,739	$ 0	$ 563	$ 42,314
L. R. Giglio	$17,137	$16,836	$ 4,357	$ 232,504
R. D. Offenbacher	$87,892	$17,698	$17,224	$ 886,585

(1)       Amounts of base salary and incentive payment deferred in 2009.

(2)       The portion of Company profit sharing contributions exceeding the limits imposed with respect to the qualified plan that were credited to deferred compensation accounts for 2009 for those named executive officers electing to defer compensation earned during 2009.

(3)       Includes interest earned in 2009 on nonqualified deferred compensation account balances.

(4)       These balances, as of December 31, 2009, include interest, deferred salary and incentive payments and deferred profit sharing contributions accrued and reported in prior years but do not include the nonqualified profit sharing contributions that were paid on April 1, 2010 discussed in the preceding note.  For fiscal 2008 and 2007, respectively, the following aggregate amounts of executive and Company contributions were included in the Summary Compensation Table: Mr. Reynolds - $0 for both years; Mr. D'Alessandro - $37,763 and $33,209; Mr. DeSousa - $41,750 and $0; Mr. Giglio - $41,607 and $41,190; Mr. Offenbacher - $119,395 and $120,249.  For prior years, all amounts contributed by a named executive officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed Information Statements in the year earned to the extent the executive was named in such Information Statements and the amounts were required to be reported in such tables.

Potential Post-Employment Payments

Each named executive officer participates in the same benefit plans with the same options available to him or her as all employees of the Company upon voluntary or involuntary termination (with or without cause), early or normal retirement, disability or death.  Termination following a change of control would be treated the same as any other termination.

Payments Made Upon Voluntary Termination, Retirement or Disability.  In the case of a voluntary termination, retirement or disability, named executive officers are entitled to receive all compensation and benefits earned, accrued and vested during their term of employment.

Payments Made Upon Involuntary Termination (with or without cause).  If a named executive officer were terminated without cause (layoff), compensation and benefits paid would be the same as for a voluntary termination, retirement or disability, except that an additional severance payment would be made in a single lump sum payment equal to one week of base pay for each year of completed service.  Assuming a termination was effective for reason of layoff as of December 31, 2009, the severance amount that would have been payable to each of the named executive officers would have been:  R. A. Reynolds, Jr. – $468,582, D. B. D’Alessandro – $132,128, D. E. DeSousa – $154,365, L. R. Giglio – $159,801, and R. D. Offenbacher – $217,436.

If a named executive officer were terminated with cause, all earned, accrued and vested compensation and benefits would be paid with the exception of earned vacation and earned floating holiday compensation.

Payments Made Upon Death.  In the event of the death of an employee, including a named executive officer, the same compensation and benefits would be paid as for a voluntary termination, retirement or disability.

In addition, available death benefits for each of the named executive officers at December 31, 2009 were as follows:

•         $250,000 under the Company’s basic life insurance plan,

•         $250,000 under the Company’s basic life accidental death and dismemberment insurance plan, if applicable, and

•         $500,000 under the Company’s business travel insurance plan, if applicable.

Payments Made Upon a Change of Control.  The Company has not entered into Change of Control Severance Agreements with any of the named executive officers or any other employee.  If there is a change of control of the Company, any deferred compensation benefits and supplemental benefits (including interest to the date of payment) under the Company’s amended and restated supplemental benefit plan will be payable in a lump sum promptly following the change of control.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            Ernst & Young LLP audited the financial statements of the Company and its subsidiaries in 2009 and will be considered for reappointment by the Board of Directors in June 2010.  Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants.  No representative of Ernst & Young LLP is expected to attend the Annual Meeting of Shareholders.

            The fees billed to the Company by Ernst & Young LLP with respect to the years 2009 and 2008 were as follows:

	2009	2008
Audit Fees	$803,100	$690,100
Audit-Related Fees	$ 33,795	$126,145
Tax Fees	$230,812	$308,323

            Audit Fees include amounts billed for the audit of the Company’s annual consolidated financial statements, the timely review of the financial statements included in the Forms 10-Q filed by the Company during each year, general consultations on accounting and disclosure matters, and international statutory audits.  Audit-Related Fees include advisory services related to the management report on internal controls, and other audit-related services.  Tax Fees include services rendered for tax compliance, tax advice, and tax planning.  It is expected that Ernst & Young LLP will provide similar non-audit services during the year 2010.  In connection with its review and evaluation of non-audit services, the Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

            The Audit Committee has established procedures for the pre-approval of all audit and non-audit services to be performed by the independent auditor retained to audit the Company’s financial statements. Under these procedures, types of services and an estimated range of fees are established and pre-approved annually.  Invoices for pre-approved services that are within the pre-approved range may be paid by the Senior Vice President and Chief Financial Officer or the Vice President and Controller.  If the fees for any type of service are expected to exceed the pre-approved limit, a request must be submitted to the Audit Committee Chair.  Services other than those included in the annual pre-approval must be considered and authorized in advance by the Audit Committee on an engagement-by-engagement basis.

MISCELLANEOUS

            Effective December 1, 2009, the Company renewed the insurance covering directors and officers, along with the fiduciary liability which covers certain other employees against liabilities imposed on them as a result of their employment with the Company.  This coverage is provided by National Union Fire Insurance Company of Pittsburgh (a member of the AIG Group) and Newmarket Underwriters Insurance Company (a member of Allied World Assurance Company) for a total premium of $174,061 through November 30, 2010.

            Owners of Common Stock and Voting Trust Interests may communicate directly with the Board of Directors by mail at Graybar Board of Directors, 34 North Meramec Avenue, Clayton, Missouri 63105.  All such communications will be received directly by the Chairman of the Board and the Senior Vice President, Secretary and General Counsel and reviewed with the other directors as they deem appropriate.

            The management of the Company knows of no other matters to be brought before the meeting.

By Order of the Board of Directors

MATTHEW W. GEEKIE

Secretary

April 30, 2010

            A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year 2009 will be made available without charge upon written request addressed to the Secretary of the Company at its principal executive offices at 34 North Meramec Avenue, St. Louis, MO  63105 or by calling 314-573-9200.  A copy is also accessible at www.graybar.com within the “About Us” page under “SEC Filings.”  Additionally, a copy of the Company’s report can be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, or by calling the SEC at 1-800-SEC-0330.  Also, a copy of our electronically filed materials can be obtained at www.sec.gov.